As filed with the Securities and Exchange Commission on August 4, 2004 Post-Effective Amendment No. 1 to Registration Statements on Form S-8.

Registration No. 333-102673

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1

to Form S-8

Registration Statement

Under

The Securities Act of 1933

XICOR, INC.

(Exact name of registrant as specified in its charter)

California	94-2526781
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

933 Murphy Ranch Road

Milpitas, CA 95035

(Address of principal executive offices)(Zip Code)

Xicor, Inc. 1998 Employee Stock Purchase Plan

Xicor, Inc. 1990 Incentive and Non-incentive Stock Option Plan

Xicor, Inc. 1998 Nonstatutory Stock Option Plan

Xicor, Inc. 2002 Stock Option Plan

Xicor, Inc. 2000 Director Option Plan

Xicor, Inc. 1995 Director Option Plan

(Full title of the plan)

Thomas C. Tokos, Esq.

Vice President, General Counsel and Secretary

Intersil Corporation

675 Trade Zone Boulevard

Milpitas, CA 95035

(949) 341-7000

(Name and address of agent for services)

Copy to:

Christopher G. Karras, Esq.

Dechert LLP

4000 Bell Atlantic Tower

1717 Arch Street

Philadelphia, PA 19103

(215) 994-4000

EXPLANATORY NOTE

RECENT EVENTS: DEREGISTRATION

The Post-Effective Amendment No. 1 on Form S-8 relates to the Registration Statements on Forms S-8 of Xicor, Inc., a California Corporation (“Xicor”), pertaining to the registration of the indicated shares of Xicor, Inc. common stock, without par value, filed with the Securities and Exchange Commission in accordance with the registration numbers indicated below:

Registration No.	Shares Registered with Plan
333-81370

750,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

1,500,000 shares under Xicor, Inc. 1998 Nonstatutory Stock Option Plan

250,000 shares under Xicor, Inc. 2000 Director Option Plan

333-102673	1,500,000 shares under Xicor, Inc. 1998 Nonstatutory Stock Option Plan 1,000,000 shares under Xicor, Inc. 2002 Stock Option Plan

333-54436

800,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

2,000,000 shares under Xicor, Inc. 1998 Nonstatutory Stock Option Plan

250,000 shares under Xicor, Inc. 2000 Director Option Plan

333-95589	1,000,000 shares under Xicor, Inc. 1998 Nonstatutory Stock Option Plan

333-83563	250,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan 250,000 shares under Xicor, Inc. 1998 Nonstatutory Stock Option Plan

333-59509	3,800,000 shares under Xicor, Inc. 1998 Employee Stock Purchase Plan

333-08597	1,700,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

033-60947	200,000 shares under Xicor, Inc. 1995 Director Option Plan

033-39627	500,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

033-46687	500,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

033-81986	500,000 shares under Xicor, Inc. 1990 Incentive and Non-Incentive Stock Option Plan

Xicor, New Castle Sub LLC, a Delaware limited liability company (“LLC”), New Castle Merger Sub Corp., a California corporation (“Merger Sub”) and wholly-owned subsidiary of the LLC, and Intersil Corporation, a Delaware corporation (“Intersil”), entered into an Agreement and Plan of Merger dated March 14, 2004 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub was merged with and into Xicor with Xicor becoming an indirect wholly-owned subsidiary of Intersil (the “Step One Merger”), and subsequently Xicor (as the surviving entity in the Step One Merger) was merged with and into the LLC (the “Step Two Merger” and together with the Step One Merger, the “Mergers”), with the LLC being the ultimate surviving entity. Intersil is the sole member of the surviving LLC, which is a disregarded entity for federal tax purposes. As a result of the Step One Merger, all outstanding shares of Xicor common stock, no par value per share (“Xicor Common Stock”), were converted into the right to receive merger consideration in the form of Intersil Class A common stock, par value $.01, cash or a combination thereof, subject to the proration and election provisions set forth in the Merger Agreement.

On July 29, 2004, Xicor held a special meeting of its shareholders during which Xicor shareholders approved and adopted the Merger Agreement and the transactions contemplated thereby. The Step One Merger became effective following the filing of a Certificate of Merger with the Secretary of the State of California on July 29, 2004. Thereafter, the Step Two Merger became effective following the filing of a Certificate of Merger with the Secretary of the State of California and the filing of a Certificate of Merger with the Secretary of the State of Delaware on July 29, 2004.

As a result of the Mergers, Intersil has agreed to assume each option granted to employees, directors and consultants of Xicor under the Plans listed above and convert each such option into a right to receive stock of Intersil in lieu of stock of Xicor. On a Registration Statement filed on August 3, 2004, Intersil registered 6,578,742 shares of Intersil stock on a Form S-8.

In addition, as a result of the Mergers, Xicor has terminated all offerings of Xicor Common Stock pursuant to its existing registration statements, including the registration statements listed above. In accordance with an undertaking made by Xicor in the registration statements to remove from registration, by means of a post-effective amendment, any shares of Xicor Common Stock which remain unsold at the termination of the offering, Xicor, through its successor Xicor LLC, which has as its sole member

Intersil, hereby removes from registration all shares of Xicor Common Stock registered under the registration statements listed above which remain unsold as of the effective time of the Mergers.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to the registration statements listed above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, California, on August 4, 2004.

XICOR LLC, as successor to XICOR, INC.

By:	INTERSIL CORPORATION, as sole member

By:	/s/ Thomas Tokos
Thomas C. Tokos, Vice President